(Letterhead of Akin Gump Strauss Hauer & Feld LLP)
Exhibit 5.1
August 16, 2007
CBIZ, Inc.
6050 Oak Tree Boulevard, South,
Suite 500
Cleveland, Ohio 44131
Ladies and Gentlemen:
     We have acted as special counsel to CBIZ, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) of the offer and sale by the Company of up to 1,000,000 shares (the “Company Shares”) of the Company’s common stock, par value $0.01 per share, to be issued under the CBIZ, Inc. 2007 Employee Stock Purchase Plan (the “Stock Purchase Plan”).
     We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed that the purchase price paid to the Company per Company Share upon issuance will be at least equal to the par value of each Company Share.
     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Company Shares have been duly authorized and when the Registration Statement relating to the Company Shares has become effective under the Act, and upon the issuance and sale in accordance with the Stock Purchase Plan and in the manner contemplated by the Registration Statement, the Company Shares will be validly issued, fully paid and non-assessable.
     We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP